Exhibit 99.1

NEWS RELEASE
For Immediate Release March 5, 2010	Contact: Barbara Thompson First Citizens Bank 919.716.2716

FIRST CITIZENS BANK PURCHASES CERTAIN ASSETS,

ASSUMES CERTAIN LIABILITIES OF SUN AMERICAN BANK

Announcement marks second FDIC-assisted agreement of 2010; fourth in last eight months

RALEIGH, N.C. — First Citizens Bank, the primary subsidiary of Raleigh-headquartered First Citizens BancShares (Nasdaq: FCNCA), announced today that it has entered into an agreement with the Federal Deposit Insurance Corp. (FDIC) to purchase substantially all the assets and assume the majority of the liabilities of Sun American Bank of Boca Raton, Fla.

The FDIC has been appointed the Receiver of Sun American Bank by the Florida Office of Financial Regulation. On Monday, March 8, the 12 Sun American branch offices in South Florida will open under the First Citizens Bank name. Depositors will not sustain any losses with respect to those deposits assumed by First Citizens Bank. The announcement today is First Citizens’ second FDIC-related purchase agreement in 2010 and its fourth in the last eight months.

“South Florida is a great market for our company, especially with our focus on individuals, small to mid-sized businesses and the medical community,” said Frank B. Holding Jr., chairman and chief executive officer of First Citizens Bank. “This agreement will allow us to extend our presence in Florida and focus on building long-term relationships with our new customers. Our bank is recognized for its strength, stability and exceptional service, and we look forward to a smooth transition.”

Today’s transaction includes 12 locations in the following counties: Broward (Hollywood), Miami-Dade (Miami, Miami Beach and Coral Gables), Palm Beach (Boca Raton, Delray Beach, Boynton Beach, Palm Beach Gardens and Tequesta) and Martin (Stuart).

First Citizens Bank was selected to complete this transaction through a competitive bidding process. The purchase complements the offices currently operated by BancShares’ IronStone Bank franchise in Palm Beach (Palm Beach Gardens) and Broward counties (Coral Springs and Fort Lauderdale). IronStone Bank has 13 offices across the state of Florida.

On Dec. 31, 2009, Sun American Bank reported total assets of $536 million, loans of $424 million and total deposits of $443 million. Under the terms of the agreement, First Citizens Bank has the option to purchase any owned bank premises or to assume the leases on any or all of the banking offices. The loans and other real estate owned by Sun American Bank and purchased by First Citizens are covered by a loss-share agreement between the FDIC and First Citizens which provides protection against losses to First Citizens Bank.

The agreement only covers the assets and liabilities of Sun American Bank. Assets, liabilities and common stock of Sun American Bank’s former parent company, Sun American Bancorp Inc., have not been purchased or assumed by First Citizens Bank.

In addition to today’s transaction, First Citizens previously entered into agreements with the FDIC to purchase certain assets and assume certain liabilities of the following institutions: Jan. 29, 2010, First Regional Bank of Los Angeles, Calif.; Sept. 11, 2009, Venture Bank of Lacey, Wash.; and July 17, 2009, Temecula Valley Bank of Temecula, Calif.

Holding reminded customers that their deposits are safe, accessible and still protected by FDIC insurance. Customers should bank as they normally do at their existing branches. Over the weekend, customers will continue to have access to their funds through debit cards, checks and online banking.

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Corporate Communications Department-FCC 17 PO Box 27131 Raleigh, NC 27611-7131

Former Sun American customers with questions about the transaction or about First Citizens Bank can call toll free 1.866.407.0324 between 7 a.m. and 11 p.m. Eastern time. For more information about First Citizens, visit firstcitizens.com.

About First Citizens

As of Dec. 31, 2009, First Citizens BancShares Inc. had $18.5 billion in assets. BancShares’ banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 451 branch offices, telephone banking, online banking and ATMs. The company and its banking subsidiaries did not take funding from the federal government’s Troubled Asset Relief Program (TARP).

Founded in 1898, First Citizens Bank now operates 393 branches in North Carolina, Virginia, West Virginia, Tennessee, Maryland, the District of Columbia, Florida, California and Washington. The bank has received multiple national awards for customer satisfaction and overall stability and security, including a five-star superior ranking by independent bank rating firm BauerFinancial Inc. of Coral Gables, Fla. (Bauerfinancial.com) and Greenwich Excellence Awards for business banking services. IronStone Bank serves customers at 58 offices in 12 states.

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